UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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COSTAR GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COSTAR GROUP, INC.
1201 Wilson Blvd.
Arlington, Virginia 22209

Dear Stockholders,

On behalf of the Board of Directors (the “Board”) of CoStar Group, Inc. (the “Company,” “CoStar Group,” “we” or “our”), we are asking for your support for the first four ballot items at CoStar Group’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”), particularly Proposal 3, which seeks approval, on a non-binding, advisory basis, of the Company’s executive compensation, and for you to vote against Proposal 5, a stockholder proposal regarding support for transparency in political spending.

The approval, on an advisory basis, of the Company’s executive compensation comes at an important time for the Company. Since its IPO in July 1998, CoStar Group has delivered strong total shareholder return driven by consistent revenue growth, numerous strategic acquisitions and global expansion of its services for real estate online marketplaces, information, and analytics. Our compensation model, which is aimed at attracting, motivating, rewarding, and retaining top talent, has played a critical role in driving these results.

We have always valued our relationship with our stockholders and actively engage with them to discuss our financial results, corporate governance, Board refreshment and executive compensation. These conversations have shaped our equity compensation strategy so that we can continue to attract and retain the talent needed to deliver superior returns to our stockholders.

We are asking for your support for Proposal 3 for the following reasons:

•Our compensation program aligns executive interests with those of our stockholders.
oThe Compensation Committee of our Board (the “Compensation Committee”) designed our pay mix to be significantly more performance-based, which sets us apart from our peers. Over 84% of the equity pay mix of our Chief Executive Officer (“CEO”), Andrew Florance, for 2024 was performance-conditioned, significantly exceeding the 57% average of our peer group described in the proxy statement for the Annual Meeting (the “Proxy Statement”). Moreover, the target value of performance-based equity accounted for 74% of Mr. Florance’s 2024 total direct compensation compared to only 49% at our Proxy Statement peers. Additionally, our equity compensation program incorporates a performance element even in “time-based” stock options, which hold no value if our share price decreases.
oThe CoStar Group Management Stock Purchase Plan (“MSPP”) fosters executive retention and is aligned with stockholder interests. Participation in the MSPP converts cash bonuses into Deferred Stock Units which remain deferred for four years of service alongside matching Restricted Stock Units. Matching awards under the MSPP only vest, in a single installment, after four years of service, so that any realized value depends on continued employment and the value of our stock. Consequently, the MSPP generates added alignment with stockholder interests in lieu of cash bonuses and serves as an important vehicle to incentivize retention among our executives. Notably, Mr. Wheeler’s 2024 matching award (which was the only award granted to our named executive officers in 2024 under the MSPP) and each of his other unvested MSPP awards were forfeited upon his retirement, illustrating the “at-risk” nature of the MSPP.
•The compensation provided to our CEO is appropriate for a company of our size and industry.
oThe Compensation Committee engaged an independent compensation consultant, Willis Towers Watson, to determine target pay ranges, and our CEO’s pay was within the targeted pay range. At the time it assessed and structured the executive compensation program for 2024, the Compensation Committee relied on the advice of the independent compensation consultant to assess the executive compensation program for 2024 and reviewed survey data. Following a careful review of such information, the Compensation Committee targeted each pay component between the 50th and 75th percentiles of peer company data. The Compensation Committee, with input from the independent compensation consultant, decided that setting Mr. Florance’s pay within this range was appropriate, particularly given his extensive industry experience as the founder and visionary whose exceptional leadership established a culture of growth and innovation that supported the Company’s expansion from start-up to its market-leading position today. The Compensation Committee also considered his consistent track record of creating long-term stockholder value, which makes him uniquely capable of executing on the Company’s ambitious strategic growth plans. The size of the equity awards granted to Mr. Florance fell within the 50th and 75th percentiles of peer companies. Mr. Florance’s annual base salary and target annual cash bonus remained unchanged from 2023 levels. At the time the Compensation Committee structured the executive compensation program for 2024, it determined, based on input from its independent compensation consultant and other external advisors, that the level of the CEO’s target pay for 2024 was reasonable.
oThe Compensation Committee determined the CEO’s performance-based restricted stock award based on the target value. At the time it assessed and structured Mr. Florance’s performance-based restricted stock award, the Compensation Committee focused on the target value of such award ($7.34 million on the grant date). This award was reported in our Proxy Statement at the maximum amount of $14.68 million due to U.S. Securities and Exchange Commission requirements based on historical Company performance. However, we believe that it is proper to assess the appropriateness of this award using the target value of this award (consistent with the Compensation Committee’s decision-making process). Further, using the target value of this award, instead of the maximum value, would have generated a Low concern on ISS’s quantitative screening.
oThe Company’s valuation of our CEO’s option award was consistent with GAAP. ISS uses a methodology for valuing stock options that deviates from generally accepted accounting principles in the U.S. (“GAAP”). Specifically, ISS values stock options using a maximum contractual term to expiration, while we follow GAAP by valuing options based on the expected term, determined based on multiple factors as detailed in our financial statements. As a result, ISS assigned a value to Mr. Florance’s 2024 options that was approximately $1.4 million (or about 40%) higher than GAAP. We believe ISS’s concerns about quantitative pay-for-performance misalignment would have been mitigated if they taken into account the Company’s option value calculated under GAAP.
•Our Compensation Committee undertook a thoughtful process for setting challenging performance objectives for 2024 compensation. Our Compensation Committee set the EBITDA target level for our 2024 annual incentive program to reflect significant investments in our residential marketplace business designed to drive long-term value for stockholders, including marketing expenses and brand awareness campaigns for Homes.com. In February 2024, we launched the new Homes.com site and executed a strategic marketing campaign, marking the industry’s largest brand campaign ever. Our Compensation Committee, with input from our independent compensation consultant, determined that setting the EBITDA target below the prior year’s actual performance was appropriate to reflect this planned strategic investment. By year-end 2024, this investment increased unaided brand awareness for Homes.com from 4% to 33% and resulted in Homes.com becoming the second largest real estate portal in the United States, with 110 million average monthly unique visitors to the Homes.com Network in the fourth quarter of 2024, according to Google Analytics. The Compensation Committee also set the net income target level for 2023 to support long-term growth through strategic investments. Our Compensation Committee, guided by our independent compensation consultant, determined net income to be an appropriate metric for performance-based equity incentive awards. Adjustments to the net income goal accounted for the expected impacts from the acquisition of OnTheMarket, including the expected impact from the acquired business itself and transaction-related expenses, as well as out of the ordinary litigation costs to protect our intellectual property.
•We provide robust disclosure regarding our compensation program. We provide robust disclosure in the Proxy Statement regarding our performance goals in order for stockholders to assess the efficacy of our compensation program, while balancing the risk of competitive harm resulting from providing material, non-public information, which could negatively impact stockholder value. We also seek to provide disclosure about performance goals that is consistent with, or more robust than, prevailing market practice. For instance, in the Proxy Statement, we provide disclosure of net income levels for 2023, revenue levels for 2021-2023 awards, and payout scales for 2024-2026 awards. Looking ahead, we are committed to evaluating and enhancing our compensation disclosures to provide more visibility and transparency to our stockholders.
•We refreshed our Board, which has resulted in an entirely new Compensation Committee to guide future compensation decisions. In April 2025, three legacy directors retired, including the existing Compensation Committee members. We thank them for their dedication to CoStar Group and their valuable contributions to the Board and its committees. In connection with those retirements, CoStar Group welcomed three new directors and appointed a new Compensation Committee, consisting of Robert W. Musslewhite, John L. Berisford, and Angelique G. Brunner, effective after the Annual Meeting. None of these directors had previously served on our Compensation Committee before April 2025. As noted above, our Compensation Committee engaged in a robust and thoughtful process to design a compensation program for 2024, and we expect that our new Compensation Committee will apply a critical analysis to developing compensation programs for future years. Furthermore, we actively engage with our stockholders through our stockholder engagement program, and their feedback informs the Compensation Committee's decisions. We highly value this open dialogue and anticipate future engagement on compensation matters.

We are asking for your vote against Proposal 5 for the following reasons:

•The stockholder proposal provides no meaningful benefit to stockholders. We made no political contributions in 2024, including no contributions to candidates for office at any level, and we made no contributions to support or oppose an election or referendum. We do not have a political action committee, and disclosure about our trade association participation would be immaterial to stockholders given the small amounts involved. Our Board and the Nominating and Corporate Governance Committee of the Board already oversee political contributions and relevant risks, including compliance with applicable laws. ISS ranks the Company’s Board Structure as “1,” indicating the lowest possible level of affiliated risk.
•The stockholder proposal is vague and overly broad and would result in increased costs to the Company. The proposal requests disclosure that encompasses any election-related corporate expenditure, regardless of its relevance to stockholders, creating significant compliance uncertainty and requiring the use of organizational resources. The time and costs involved in preparing the proposed report requested by the proposal could be better spent on our business and strategic priorities.
As we noted above, we consider equity compensation to be a critical tool that enables us to attract, retain, and motivate talent to support our growth strategy. Our execution of this strategy has delivered significant value for our stockholders over the last five years.
We respectfully ask you to consider this context, along with the reasons discussed in the Proxy Statement, in voting FOR Proposal 3 and AGAINST Proposal 5 ahead of the Annual Meeting.
We appreciate your continued support of CoStar Group.

Louise S. Sams                        Robert W. Musslewhite
Board Chair                         Chair, Compensation Committee

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